UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Act of 1934

Date of Report (Date of earliest event reported): December 16, 2008

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2105 CityWest Boulevard Suite 500 Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.133-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 16, 2008, Joseph E. Kadi, age 48, was promoted from Director of Strategic Development of Omega Protein Corporation (the “Company”) to Senior Vice President – Operations of the Company and his annual base salary will be increased, effective January 1, 2009, from $171,000 to $200,000.

Mr. Kadi has served as Director of Strategic Development of the Company since November 2008. From 2003 to October 2008, Mr. Kadi was the Vice President of Operations for Milk Specialties Company, a manufacturer of nutritional and health products for the food and feed industries. From 1999 to 2003, Mr. Kadi was Director of Manufacturing, Worldwide for Applied Food Biotechnology, a manufacturer of liquid and dry pet food flavors.

The Company has entered into a letter agreement with Mr. Kadi pursuant to which he is entitled to receive an annual salary, a year-end cash bonus, a non-qualified option to purchase 20,000 shares of the Company’s common stock (which was granted on November 19, 2008), relocation benefits, the use of a Company vehicle, and a severance of six months continuation of his annual base salary and health care benefits in the event of a termination of his employment by the Company other than for cause. Mr. Kadi is also entitled to participate in the Company’s health, welfare and retirement programs. The letter agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The forgoing description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the attached agreement.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

None.

(b)	Pro Forma Financial Information

None.

(c)	Shell Company Transactions

None.

(d)	Exhibits

10.1 Letter Agreement between the Company and Joseph E. Kadi dated October 21, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Omega Protein Corporation

Dated: December 19, 2008	/s/ John D. Held
John D. Held
Executive Vice President, General Counsel and Secretary